News Release

Berry Petroleum Company                          Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                    E-mail:  ir@bry.com
Bakersfield, California 93309-0640               Internet:www.bry.com

Contacts:  Jerry V. Hoffman, Chairman, President and CEO
           Ralph J. Goehring, SVP & CFO


      BERRY PETROLEUM EARNS $.36 PER SHARE IN THIRD QUARTER 2003

     Bakersfield, CA - November 6, 2003 - Berry Petroleum Company (NYSE:BRY) announced net income of $8 million, or $.36 per diluted share for the third quarter ended September 30, 2003, up 5% compared to net income of $7.6 million, or $.35 per diluted share for the same period in 2002. Earnings were higher due to increased production and higher crude oil prices.

Oil and gas production, including the recent Brundage Canyon acquisition, was a record 16,482 barrels of oil equivalent per day (BOE/day) in the third quarter of 2003, up 14% from 14,464 BOE/day in the same 2002 period. The third quarter production, before any benefit from Brundage Canyon, was 15,782 BOE/day, also a record, and up slightly from the second quarter 2003 production of 15,397 BOE/day. Berry expects to average approximately 16,600 BOE/day for the year, which is a 15% increase over 2002.

Jerry V. Hoffman, Chairman, President and Chief Executive Officer, stated, "The third quarter results benefited from increased production on our California properties and our first month of production from Brundage Canyon. We anticipate an excellent fourth quarter based on the expected results of our drilling program currently underway at this new core property, with 11 of our 26 planned wells already drilled as of October 26. The integration of the Brundage Canyon asset is going well with current production at 2,100 BOE/day. Our current company-wide production is 19,000 BOE/day. In 2004 we are targeting average production of above 20,000 BOE/day which approximates a 20% increase over 2003."

Total operating costs in the third quarter were $10.90 per BOE, up from $8.57 per BOE in the same 2002 period, but down from $11.15 per BOE in the second quarter of 2003. Operating costs were higher in the third quarter of 2003 compared to the same period in 2002 due to higher steam costs caused by higher natural gas prices and higher injected steam volumes. Natural gas, the largest cost component of steam costs, averaged $4.75 per MMBtu (millions of British thermal unitss) in the third quarter of 2003, down slightly from the second quarter of 2003, but 57% higher than the average cost of $3.02 per MMBtu in the third quarter of 2002. The Company expects operating costs per BOE to decrease slightly in the fourth quarter and to trend below $10.00 in 2004 assuming natural gas prices remain at current levels.

The average sales price received, including hedging gains or losses, per BOE for the third quarter of 2003, was $22.07, up 5% from the $21.03 received in the comparable 2002 period.

Hoffman added, "We are formulating our capital budget for 2004, but preliminarily, we anticipate a budget between $45 and $55 million for development and an unspecified amount for acquisitions. We continue to pursue growth opportunities in California, the Rockies and the Mid-Continent."



Nine-Month Results

Net income rose to $23.7 million, or $1.08 per diluted share, for the nine months ended September 30, 2003, up 3% compared to $23 million, or $1.05 per diluted share, for the same period in 2002. Results in 2003 include the pre-tax write-off of $2.5 million for the cost of a pilot project and associated leasehold acreage in Kansas, while results in 2002 include a pre-tax gain on the recovery of $3.6 million in receivables for electricity sales that were written off by the Company in 2001.

Production volumes rose 13% to 15,874 BOE/day in the nine months ended September 30, 2003 from 14,110 BOE/day in the comparable 2002 period. The average sales price received per BOE was $22.45 for the nine months ended September 30, 2003, up 18% from $19.02 per BOE received in the comparable 2002 period. Operating costs rose 33% from $7.89/BOE to $10.46/BOE due to a 79% increase in the cost of natural gas and a 6 % increase in steam injection volumes.

Ralph J. Goehring, Senior Vice President and Chief Financial Officer, said, "Our nine-month earnings are very strong, and after considering non-recurring items in both 2002 and 2003, our 2003 earnings performance is much improved over 2002. Our pre-tax cash margin per BOE for the nine months ended September 30, 2003 was $10.26, up 10% from $9.31 in the comparable 2002 period. We define 'pre-tax cash margin per BOE' as the average realized price received less total operating costs, G&A and interest expenses. Given that crude oil and natural gas prices stay near the current levels, Berry is on track to achieve strong results in 2003."

Teleconference Call

An earnings conference call will be held Friday, November 7, 2003 at 8:00 a.m. PT. Dial 1-800-218-0204 to participate. International callers may dial 303-262-2075. For a digital replay available until November 21, dial 1-800-405-2236 (passcode 556574#). Listen live or via replay on the web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com/tele.htm.

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

"Safe  harbor  under the Private Securities Litigation Reform  Act  of
1995": With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil, gas and electricity, gas transportation availability, a limited marketplace for electricity sales within California, competition, environmental risks, litigation uncertainties, drilling, development and operating risks, uncertainties about the estimates of reserves, the prices of goods and services, the availability of drilling rigs and other support services, legislative and/or judicial decisions and other government regulations.


                      CONDENSED INCOME STATEMENTS
                 (In thousands, except per share data)
                              (unaudited)

                               Three Months          Nine Months

                            9/30/03  9/30/02      9/30/03     9/30/02
                            -------  -------      -------     -------
Revenues:
  Sales of oil and gas      $33,466  $28,044      $97,286     $73,289
  Sales of electricity       11,120    7,172       34,385      20,963
  Interest and other
   income, net                  350       71          597       1,616
                            -------  -------      -------     -------
    Total                    44,936   35,287      132,268      95,868
Expenses:
  Operating costs - oil
   and gas                   16,533   11,402       45,343      30,381
  Operating costs -
   electricity               11,120    7,172       34,385      20,631
  Depreciation, depletion
   & amortization             5,167    4,126       14,350      12,396
  General and
   administrative             2,002    2,277        6,663       6,171
  Recovery of electricity
   receivables                    -        -            -      (3,631)
  Dry hole and abandonment        -        -        2,487           -
  Interest                      368      179          845         863
                            -------  -------      -------     -------
    Total                    35,190   25,156      104,073      66,811

Income before income taxes    9,746   10,131       28,195      29,057
Provision for income taxes    1,711    2,544        4,473       6,023
                            -------  -------      -------     -------

Net income                  $ 8,035   $7,587      $23,722     $23,034
                            -------  -------      -------     -------
                            -------  -------      -------     -------

Basic net income per share  $   .37   $  .35       $ 1.09      $ 1.06
Diluted net income per      $   .36   $  .35       $ 1.08      $ 1.05
share
Cash dividends per share    $   .11   $  .10       $  .36      $  .30

Weighted average common
shares:
    Basic                    21,776   21,746       21,766      21,738
                            -------  -------      -------     -------
    Diluted                  22,065   21,945       21,917      21,927
                            -------  -------      -------     -------


                       CONDENSED BALANCE SHEETS
                            (In thousands)

                                     (unaudited)

                                       9/30/03   12/31/02
                                      --------   --------
Assets
  Current assets                       $36,174    $28,705
  Property, buildings & equipment,
   net                                 283,038    228,475
  Other assets                           2,228        893
                                      --------   --------
                                      $321,440   $258,073
                                      --------   --------
                                      --------   --------

Liabilities & Shareholders' Equity
  Current liabilities                  $34,015    $32,394
  Deferred taxes                        37,367     33,866
  Long-term debt                        55,000     15,000
  Other long-term liabilities            7,641      4,755
  Shareholders' equity                 187,417    172,058
                                      --------   --------
                                      $321,440   $258,073
                                      --------   --------
                                      --------   --------

                 CONDENSED STATEMENTS OF CASH FLOWS
                           (In thousands)
                             (unaudited)

                                          Nine Months

                                       9/30/03    9/30/02
                                      --------   --------

Cash flows from operating activities:
  Net income                           $23,722    $23,034
  Depreciation, depletion &             14,350     12,396
   amortization
  Dry hole and abandonment               2,517       (474)
  Deferred income tax liability          3,501      1,414
  Other, net                              (291)       216
  Net changes in operating assets and
   liabilities                          (3,810)     5,368
                                       --------   --------
  Net cash provided by operating
     activities                         39,989     41,954


Net cash used in investing activities  (70,375)   (22,571)
Net cash provided by (used in)
  financing activities                  31,088    (18,760)
                                       --------   --------

Net increase in cash and cash
  equivalents                              702        623

Cash and cash equivalents at
  beginning of year                      9,866      7,238
                                       --------   --------

Cash and cash equivalents at end of
  period                               $10,568     $7,861
                                       --------   --------
                                       --------   --------

                  COMPARATIVE OPERATING STATISTICS
                             (unaudited)

                          Three Months           Nine Months

                        9/30/03 9/30/02 Change 9/30/03 9/30/02 Change
                        ------- ------- ------ ------- ------- ------

Oil and gas:
  Net production-BOE     16,482  14,464 +14%    15,874  14,110  +13%
   per day
  Per BOE:
   Average realized      $22.07  $21.03  +5%    $22.45  $19.02  +18%
       sales price

   Operating costs        10.21    8.06  +27%     9.88    7.35  +34%
   Production taxes         .69     .51  +35%      .58     .54   +7%
                        ------- ------- ------ ------- ------- ------
       Total operating    10.90    8.57  +27%    10.46    7.89  +33%
        costs

   Depreciation &          3.41    3.10  +10%     3.31    3.22   +3%
      depletion
   General & admin.
      expenses             1.32    1.71  -23%     1.54    1.60   -4%
    Interest expense        .24     .13  +85%      .19     .22  -14%

Electricity:
  Electric power produced
   Megawatt hours/day     2,127   2,088   +2%    2,100    2,025  +4%
  Electric power sold -
   Megawatt hours/day     1,937   1,918   +1%    1,912    1,852  +3%

  Average sales price -   60.12   37.59  +60%    65.38    38.54 +70%
   $/Mwh
  Natural gas cost -
   $/MMBtu                 4.75    3.02  +57%     5.06     2.83 +79%

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